Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses (Class R1, R2, R3, R4, R5, R6, A, C, I and NAV) of the John Hancock Disciplined Value International Fund and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the John Hancock Disciplined Value International Fund, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 133 to File No. 002-10156; Amendment No. 85 to File No. 811-00560) of John Hancock Investment Trust of our report on the Robeco Boston Partners International Equity Fund of The RBB Fund, Inc. dated October 25, 2013, included in the 2013 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 24, 2014